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                                                                      Exhibit 12
                                                                      ----------

                                DOVER CORPORATION




                       STATEMENT REGARDING COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (dollar amounts in thousands)


                                        Year Ended    Year Ended    Year Ended     Year Ended       Year Ended      Nine Months
                                         December      December    December 31,   December 31,      December 31,   Ended September
----------------------------------------------------------------------------------------------------------------------------------
                                         31, 1995      31, 1996        1997           1998            1999           30, 2000
                                         --------      --------        ----           ----            ----           --------
Earnings from continuing operations
   before income taxes..............     $384,264      $502,109      $492,274       $488,646        $615,004         $602,379

Add Fixed Charges:

   Interest Expense.................       39,585        41,663        46,163         60,746          53,401           68,445

   Rent Expense (Interest Portion)          4,231         5,810         5,519          7,549          10,932           10,708
                                         --------      --------      --------       --------        --------         --------

Total Fixed Charges.................     $ 43,816      $ 47,473      $ 51,682       $ 68,295          64,333           79,153
                                         --------      --------      --------       --------        --------         --------

Earnings as Adjusted................     $428,080      $549,582      $543,956       $556,941        $679,337         $681,532
                                         ========      ========      ========       ========        ========         ========
Ratio of Earnings to Fixed
   Charges..........................          9.8x         11.6x         10.5x           8.2x           10.6x             8.6x




We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income and fixed charges. Fixed charges are the sum of interest expense, including the amount we amortize for debt financing costs, and our estimate of the amount of interest within our rental expense. The ratios reflect the disposition of the Dover Elevator segment of our business on January 5, 1999.